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                                  EXHIBIT 23.1






The Board of Directors
ACC Consumer Finance Corporation:


We consent to incorporation by reference in the registration statements (No. 333-17047 and No. 333-17039) on Form S-8 of ACC Consumer Finance Corporation of our report dated January 26, 1997, relating to the consolidated balance sheets of ACC Consumer Finance Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1996 and 1995, the six-month transition period ended December 31, 1994 and the period from July 15, 1993 (inception) through June 30, 1994, which report appears in the December 31, 1996, annual report on Form 10-K of ACC Consumer Finance Corporation.



                                                   /s/KPMG Peat Marwick LLP
San Diego, California                                 KPMG Peat Marwick LLP
March 24, 1997